Exhibit 10.29

August 5, 2016

Vaughn Bair

Dear Vaughn:

On behalf of OfferPad, Inc., a Delaware corporation, and its wholly-owned subsidiary, Offer Pad, LLC, an Arizona limited liability company (collectively, the “Company”), I am pleased to offer you a position as Chief Investment Officer for the Company, effective as of August 5, 2016 (the “Start Date”). This letter, when signed by you, will constitute our agreement (the “Agreement”) concerning your role as an employee of the Company.

1. Duties; Termination. During the term of this Agreement, you hereby agree to serve in the capacity noted above (or such other capacity as we shall mutually hereafter agree) and to perform such services as are customarily required of such position and as are assigned to you by the Company’s Chief Executive Officer (“CEO”) or Managers. You will work under the general direction of the Company’s Chief Executive Officer and the Company’s Managers. Your services will be furnished with respect to such matters as are specified by the Company, and during your term of employment you will devote your full business time to your duties to the Company and you shall not engage in any other business activities, including consulting, or activities that otherwise materially adversely affect your duties to the Company without the prior written consent of the CEO.

Either party may terminate this Agreement and your employment with the Company at any time by providing the other with written notice of such termination.

2. Compensation. As full compensation for your service to the Company hereunder and in consideration for the assignment of the Intellectual Property and restrictive covenants as provided below, you shall receive:

(i)

during the term of your employment with the Company, a base salary at an annual rate of $150,000. Such salary shall be paid per the Company’s normal employee pay policies and subject to applicable withholding and customary deductions;

(ii)	eligibility for an annual bonus up to 60% of your base salary, paid quarterly, at the discretion of management;

(iii)	benefits as may be provided (or changed) from time to time by the Company to its executive employees generally, which currently include participation in a standard medical benefit plan.

The Company has provided you with a copy of its standard Unit Forfeiture Agreement covering the grant above, together with a copy of the Company’s Operating Agreement, which you shall be required to sign as a condition to the foregoing grant.

3. At-Will Employment. You acknowledge and agree that your employment with the Company is “at will,” meaning that either you or the Company (acting through its Managers or an officer expressly authorized to so act) may terminate your employment with the Company at any time and for any reason (or no reason).

4. Confidential Information. You shall not use for your personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, corporation or other entity, other than the Company, any information (including all derivatives, enhancements and improvements thereto developed by you) regarding procedures, techniques, computer programs, research or development projects or results, trade secrets or inventions used or developed by the Company or the Company’s employees, customers or clients, or any names or addresses of customers or clients, or any data on or relating to past, present or prospective customers or clients, or any other confidential information relating to or dealing with the business operations or activities of the Company or the Company’s customers or clients, made known to you or learned or acquired by you from or through the Company or in connection with your employment with the Company. Regardless of the period of time you serve as an employee to the Company, you agree to be bound by this obligation until such time as, and to the extent that, such information is published by the Company or is in or becomes part of the public domain (other than by reason of your fault or breach of this Agreement).

5. IP Assignment. You hereby transfer, convey and assign all of your right, title, and interest in and to all Inventions, whether or not such Inventions are reduced to practice, and to all know-how and trade secrets relating thereto, and in and to any and all continuations, continuations-in-part, divisions, reissues, reexaminations and extensions thereof, and to all international priority rights and all foreign rights relating to each of the foregoing throughout the world, along with any and all rights of enforcement with respect thereto, including all rights to sue, settle and recover for the past, present and future infringement thereof, and any and all causes of action related thereto (the “Intellectual Property”). The term “Inventions” shall mean all intellectual property, including, but not limited to, any and all inventions, copyrights, copyright applications or registrations, original works of authorship, developments, improvements, patents, patent applications, trademarks, trademark applications, trade names or trade secrets, whether owned or created solely by you or jointly with another, hereafter developed until such time as you cease to be an employee to the Company hereunder and during the sixth month period following such termination of employment, in the case of all of the foregoing only to the extent related to your employment with the Company, developed on Company time or with Company property or related to the design, development, manufacture and sale of the Company’s products and services (the “Business”). You agree to execute all patent applications, assignments and other documents, and to take all other steps, necessary to vest in the Company the right, title and interest in and to the Intellectual Property and in and to any and all patents obtainable therefor and/or related thereto in the United States and in foreign countries, and to take all actions as reasonably requested by the Company, at the Company’s expense, to secure and maintain all rights of the Company in and to the Intellectual Property.

6. Restrictive Covenant. (i) During your service as an employee to the Company and for a period of one (1) year after the termination thereof for any reason, you shall not, nor shall you assist, cooperate with, invest in or with (provided you may acquire stock or other security listed on a national securities exchange or traded on a daily basis in the over-the-counter market not in excess of 2% of the company whose stock or other securities are being acquired), or permit any of your affiliates or relatives to, directly or indirectly, develop, own, manage, operate, control, invent or in any manner participate in the development, ownership, management, operation, control or invention of, or serve as a partner, employee, principal, agent, consultant or otherwise contract with, or have any financial interest in, or aid or assist any other person or entity that is competitive with the Business, and (ii) during your service as an employee to the Company and for a period of one (1) year after the termination thereof for any reason, you shall not, directly or indirectly, solicit, or assist any third person with the hiring of, whether as an employee, consultant or otherwise, any employee or key consultant of the Company.

If a court of competent jurisdiction should declare this Paragraph, or any provision hereof, unenforceable because of any unreasonable restriction of duration and/or activity, then you hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the Company such other relief, at law or in equity, reasonably necessary to protect the interests of the Company. You specifically acknowledge that a breach of Paragraphs 4 or 6 would cause the Company and its Members to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by you of any of the provisions of this Agreement, the Company and its Members shall be entitled to injunctive relief to end such breach, without the requirement to post bond, and shall be entitled to recover reasonable attorneys’ fees and expenses. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages. Notwithstanding anything herein or in the Unit Forfeiture Agreement to the contrary, in the event of your breach of this Agreement or a termination by the Company of your employment for Cause, all of your Units shall be deemed Unvested Units for purposes of the Unit Forfeiture Agreement and such Units shall be forfeit to the Company pursuant to the terms thereof.

For purposes of this Agreement, “Cause” shall mean (i) your gross negligence or willful misconduct in the performance of your duties to the Company; (ii) the conviction of, or plea of guilty or nolo contendere to, the commission of a felony by you; (iii) the commission by you of an act of fraud or embezzlement against the Company; or (iv) your breach of any material provision of this Agreement, subject to prior written notice to you and a reasonable cure period.

7. Representations and Warranties. You represent that (i) your execution of this Agreement and your performance of your services hereunder do not and will not breach any other agreement, arrangements, understanding, obligation of confidentiality or employment relationship to which you are a party or by which you are bound and that during the term of this Agreement or any extensions thereof, you will not enter into any agreement, either written or oral, in conflict herewith, (ii) you have such knowledge and experience in financial, business and tax matters that you are capable of adequately evaluating and analyzing the merits and risks relating to your investment in the Company’s Units and that you are an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act of 1933, as amended, and (iii) you have not been convicted of any of the felonies or misdemeanors or subject to any of the orders, judgments, decrees or other conditions set forth in Rule 506(d) of said Regulation D. You also acknowledge and agree that you shall not provide to the Company or use in connection with your employment by the Company any proprietary or confidential information or intellectual property of any of your previous employers or any third party.

8. Miscellaneous. This Agreement, together with the documents referred to herein, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior written or oral agreements between us relating to the subject matter herein. This Agreement may be amended only by a written instrument signed by you and the Company. Because of the personal nature of the services to be rendered by you under this Agreement, you may not assign this Agreement without the prior written consent of the Company. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11. Governing Law; Jurisdiction. This Agreement shall be governed in accordance with the law of the State of Arizona. The parties hereto consent to the jurisdiction of the courts of the State of Arizona for all disputes arising pursuant to this Agreement.

If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

Very truly yours,

OFFERPAD, INC.

By:	/s/ Jerry Coleman
Name: Jerry Coleman
Title: Chairman

ACCEPTED AND AGREED TO:

/s/ Vaughn Bair
Name: Vaughn Bair
Dated as of August 5, 2016